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                                                                 EXHIBIT 99(a)



                              For Immediate Release

                        For Further Information, Contact:

                      At Peoples Heritage Financial Group:
                 Brian Arsenault, AVP, Corporate Communications
                                 (207) 761-8517


            Tender Offer Likely in Peoples Heritage Stock Repurchase


         Portland, Maine; June 20, 1996 -- Peoples Heritage Financial Group, Inc. (NASDAQ: PHBK) is likely to utilize an issuer tender offer in the repurchase of approximately 2.6 million shares of its common stock in connection with its pending acquisition of Family Bancorp (NASDAQ: Family), the Company announced today. Peoples Heritage also may make open market and privately-negotiated purchases in the stock buy back. The pending acquisition and stock repurchase were previously announced.

         Peter J. Verrill, Peoples Heritage Chief Operating Officer and Chief Financial Officer, said the Company will make an additional announcement when it is prepared to commence an issuer tender offer and any open market purchase program. Mr. Verrill said the Company intends to acquire the repurchased shares by the completion of the Family acquisition, expected by year-end.

         Repurchases of common stock will be subject to the availability of shares at prices acceptable to Peoples Heritage and compliance with the requirements of applicable securities laws. Execution of the repurchase program is not a condition to consummation of the Family Bancorp acquisition.

         Peoples Heritage is a $4.3 billion multi-bank and financial services holding company with headquarters in Portland, Maine. The Company's Maine bank, Peoples Heritage Bank, operates 62 banking centers throughout the state. In New Hampshire, Peoples Heritage is combining the Bank of New Hampshire and The First National Bank of Portsmouth in late June to operate a 45-branch network throughout New Hampshire. Peoples Heritage also operates a mortgage services company, a financial planning company and a leasing subsidiary. Family Bancorp operates 23 banking offices, 17 in northeastern Massachusetts and six in southern New Hampshire.



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